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                                                                      EXHIBIT 11


EARNINGS PER SHARE


The factors used in the earnings per share computation follow.


Basic
 Net income                                             $     327      $     350
                                                        =========      =========

 Weighted average common share outstanding              1,878,005      1,917,170
                                                        =========      =========



 Basic earnings per common share                        $    0.18      $    0.19
                                                        =========      =========

Diluted
 Net income                                             $     327      $     350
                                                        =========      =========

 Weighted average common shares outstanding
   for basic earnings per common share                  1,878,005      1,917,170

 Add:  Dilutive effects of assumed exercises
   of stock options                                        29,690         28,099
                                                        ---------      ---------

 Average share and dilutive potential common share      1,907,695      1,945,269
                                                        =========      =========

Diluted earnings per common share                       $    0.17      $    0.18
                                                        =========      =========